CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated November 12, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-30806 and 811-2488) of Dreyfus Premier Equity Funds, Inc.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

New York, New York
January 24, 2005